LIST OF SUBSIDIARIES

Exhibit 21.1
KBR, INC.
Subsidiaries of Registrant as of December 31, 2009

STATE OR COUNTRY OF
NAME OF COMPANY	INCORPORATION

BITC (US) LLC	Delaware

HBR NL Holdings, LLC	Delaware

KBR Group Holdings, LLC	Delaware

KBR Holdings, LLC	Delaware

Kellogg Brown & Root Holding B.V.	The Netherlands

Kellogg Brown & Root Holdings Limited	United Kingdom, England & Wales

Kellogg Brown & Root Holdings (U.K.) Limited	United Kingdom, England & Wales

Kellogg Brown & Root Limited	United Kingdom, England & Wales

Kellogg Brown & Root LLC	Delaware

Kellogg Brown & Root Netherlands B.V.	The Netherlands

Kellogg Brown & Root Services, Inc.	Delaware

KBR USA LLC	Delaware

Kellogg Brown & Root International, Inc.	Delaware

BE&K, Inc.	Delaware